As filed with the Securities and Exchange Commission on July 19, 2012
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________
Dice Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-3179218 (IRS Employer Identification No.)
____________________
1040 Avenue of the Americas, 16th Floor
New York, New York 10018
(Address, including zip code, of principal executive offices)
____________________
Dice Holdings, Inc. 2012 Omnibus Equity Award Plan
(Full title of the plan)
____________________
Scot W. Melland
Chairman, President and Chief Executive Officer
Dice Holdings, Inc.
1040 Avenue of the Americas, 16th Floor
New York, New York 10018
(212) 725-6550
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________
COPIES TO:

John C. Kennedy, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Brian P. Campbell, Esq. Vice President, Business and Legal Affairs Dice Holdings, Inc. 1040 Avenue of the Americas, 16th Floor New York, New York 10018 (212) 725-6550

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.
Large accelerated filer ☐                        Accelerated filer ☒
Non-accelerated filer (Do not check if a smaller reporting company) ☐        Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2) (3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common stock, par value $0.01 per share	6,239,794 shares	$8.73	$54,473,402	$6,243

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of Dice Holdings, Inc.'s common stock reported by the New York Stock Exchange on July 16, 2012.

(3)	Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act.

EXPLANATORY NOTE
Dice Holdings, Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, to register an additional 6,239,794 shares of its common stock, par value $0.01 per share, which we refer to as the common stock, that are reserved for issuance in respect of awards to be granted under the Dice Holdings, Inc. 2012 Omnibus Equity Award Plan, which we refer to as the 2012 Plan.
RETROACTIVE PRESENTATION FOR CHANGE IN ACCOUNTING PRINCIPLE

During the first quarter of 2012, we adopted the accounting standard regarding the presentation of comprehensive income. This standard was issued to increase the prominence of items reported in other comprehensive income. We have presented all non-owner changes in stockholders' equity in a separate statement in our consolidated financial statements as “Consolidated Statements of Comprehensive Income”. Our comprehensive income includes foreign currency translation adjustments and unrealized gains and losses on investments. The adoption of this standard in the first quarter of 2012 impacted our financial statement presentation only.

The following presents the retroactive presentation of the accounting standard regarding the presentation of comprehensive income for each of the three years ended December 31, 2011, 2010 and 2009 (in thousands):

	Year ended December 31,
	2011	2010	2009
Net income	$34,100	$18,899	$13,491

Foreign currency translation adjustment	(19)	(2,023)	5,578
Unrealized gains (losses) on investments, net of tax of $0, $0, and $19	2	1	(34)
Total other comprehensive income (loss)	(17)	(2,022)	5,544

Comprehensive income	$34,083	16,877	19,035

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.        Plan Information
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2012 Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, or the Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2.        Registrant Information and Employee Plan Annual Information
We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Dice Holdings, Inc., 1040 Avenue of the Americas, 16th Floor, New York, New York 10018; telephone number (212) 725-6550.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.        Incorporation of Documents by Reference
The following documents filed with the Commission by us are also incorporated by reference in this Registration Statement:

1.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on February 3, 2012, including portions of the proxy statement for our 2012 annual meeting of stockholders (filed March 15, 2012) to the extent specifically incorporated by reference therein.

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on April 25, 2012.

3.	Our Current Report on Form 8-K, filed with the Commission on June 18, 2012.

4.
The description of the common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, on July 11, 2007, and any amendment or report filed for the purpose of updating any such description.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.        Description of Securities
Not applicable.
Item 5.        Interests of Named Experts and Counsel
Not applicable.
Item 6.        Indemnification of Directors and Officers
Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.
Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our by-laws provide that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.
The foregoing statements are subject to the detailed provisions of section 145 of the Delaware General Corporation Law and our amended and restated certificate of incorporation and by-laws.
Our amended and restated certificate of incorporation provides that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, which we refer to as a proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the written request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person; provided, however, that we shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the commencement of such proceeding (or part thereof) was authorized by our board of directors.
Section 102 of the Delaware General Corporation Law permits the limitation of directors' personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation limits the personal liability of our directors to the fullest extent permitted by section 102 of the Delaware General Corporation Law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We maintain directors' and officers' liability insurance for our officers and directors.
Item 7.        Exemption From Registration Claimed
Not applicable.
Item 8.        Exhibits
Exhibits

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the common stock.
10.1*	The Dice Holdings, Inc. 2012 Omnibus Equity Award Plan.
10.2*	Form of Stock Option Award Agreement under the Dice Holdings, Inc. 2012 Omnibus Equity Award Plan.
10.3*	Form of Restricted Stock Award Agreement under the Dice Holdings, Inc. 2012 Omnibus Equity Award Plan.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature pages hereto).
 ____________________

*	Filed herewith.

Item 9.        Undertaking
a.    The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6-Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, Dice Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 19, 2012.

DICE HOLDINGS, INC.

By:	/s/ Scot W. Melland

Name:	Scot W. Melland

Title:	Chairman, President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Scot W. Melland, Michael P. Durney and Brian P. Campbell, acting singly, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on July 19, 2012 by the following persons in the capacities indicated.

Signature	Title
/s/ Scot W. Melland	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)
Scot W. Melland

/s/ Michael P. Durney	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
Michael P. Durney

/s/ John W. Barter	Director
John W. Barter

/s/ H. Raymond Bingham	Director
H. Raymond Bingham

/s/ Peter Ezersky	Director
Peter Ezersky

/s/ David S. Gordon	Director
David S. Gordon

/s/ David C. Hodgson	Director
David C. Hodgson

/s/ William Wyman	Director
William Wyman

INDEX TO EXHIBITS

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the common stock.
10.1*	The Dice Holdings, Inc. 2012 Omnibus Equity Award Plan.
10.2*	Form of Stock Option Award Agreement under the Dice Holdings, Inc. 2012 Omnibus Equity Award Plan.
10.3*	Form of Restricted Stock Award Agreement under the Dice Holdings, Inc. 2012 Omnibus Equity Award Plan.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature pages hereto).
____________________________

*	Filed herewith.